Exhibit 99.1


                  STRATUS PROPERTIES ANNOUNCES
                    NEW BANK CREDIT FACILITY


     AUSTIN, TX, December 20, 2001 - Stratus Properties Inc. (NASDAQ: STRS) announced today that it has established a new bank credit facility with Comerica Bank-Texas ("Comerica") which replaces its pre-existing Comerica credit facility. Stratus has established a new expanded $25 million revolving line of credit available for general corporate purposes and an additional $5 million loan specifically designed to provide funds for certain development costs. The $5 million loan and the $25 million revolving line of credit each have an initial term of twenty-eight months (maturing April 16, 2004). Currently, Stratus has $11.6 million outstanding under the revolving line of credit, leaving $13.4 million available. There is no balance outstanding under the $5 million development loan availability.

     William H. Armstrong, Chairman and Chief Executive Officer of Stratus said, "We are very pleased with our continuing relationship with Comerica and our new enhanced credit facility, which we believe provides Stratus greater financial flexibility to take advantage of our unique properties as the economy begins to move in a positive direction."

     Stratus is a diversified real estate company engaged in the development, management and marketing of real estate in the Austin, Houston and San Antonio, Texas areas.
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